UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2017
____________________
ELLIE MAE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35140 (Commission File Number)	94-3288780 (IRS Employer Identification Number)

4420 Rosewood Drive, Suite 500
Pleasanton, California 94588
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (925) 227-7000
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

At the annual meeting of stockholders of Ellie Mae, Inc. (the “Company”) held on May 17, 2017 (the “Annual Meeting”), stockholders holding and entitled to vote 31,921,974 shares of common stock of the Company, or approximately 94.1% of the total outstanding shares of common stock on the record date for the Annual Meeting, were present in person or by proxy. At the Annual Meeting, the stockholders voted on the following four proposals, each of which is described in detail in the definitive proxy statement filed with the Securities and Exchange Commission on April 6, 2017 (the “Proxy”). The voting results are reported below.
Proposal No. 1: Election of Directors. The following individuals were elected to the Company’s Board of Directors to hold office until the 2020 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until his earlier resignation or removal. The results of the election were as follows:

Nominee	For	Withheld	Broker Non-Votes
Karen Blasing	29,425,178	337,563	2,159,233
Jonathan Corr	29,400,186	362,555	2,159,233
Robert J. Levin	29,417,860	344,881	2,159,233
Jeb S. Spencer	28,949,830	812,911	2,159,233

Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm. The stockholders ratified the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. There were no broker non-votes on this proposal. The results of the ratification were as follows:

For	Against	Abstain
31,629,431	222,001	70,542

Proposal No. 3: Advisory Vote to Approve Executive Compensation. The stockholders approved, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Proxy. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
29,365,510	370,912	26,319	2,159,233

Proposal No. 4: Stockholder Proposal Requesting that the Company Take Action to Declassify the Board. The stockholders approved the adoption of a stockholder proposal requesting that the Company take action to declassify the Company’s Board of Directors. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
25,538,426	3,834,156	390,159	2,159,233

The results reported above are final voting results.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2017	ELLIE MAE, INC.

By: /s/ Brian Brown

Name: Brian Brown
Title: EVP & General Counsel

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